UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2026

Core Scientific, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40046	86-1243837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

838 Walker Road, Suite 21-2105 Dover, Delaware	19904
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 402-5233

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	CORZ	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $6.81 per share	CORZW	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $0.01 per share	CORZZ	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02    Unregistered Sales of Equity Securities.
On July 27, 2026, in connection with its entry into the Leases (as defined below), Core Scientific, Inc. (the “Company”) issued to Advanced Micro Devices, Inc. (“AMD”) a warrant (the “Warrant”) to purchase up to 30 million shares (the “Warrant Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”) at an exercise price of $23.47 per share, which represents the volume-weighted average price of the Company’s Common Stock on the Nasdaq Global Select Market for the five trading days prior to execution of the Leases.

The Warrant is exercisable immediately, subject to satisfaction of the vesting conditions therein, and will terminate on July 27, 2031. The Warrant Shares will vest at a rate of 12,222 shares per each one megawatt (“MW”) of critical IT load contemplated by the Leases. As a result of the Leases executed on July 27, 2026, an aggregate of approximately 6.5 million Warrant Shares vested and became exercisable.

The Warrant was issued, and the Warrant Shares are expected to be issued, in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 7.01    Regulation FD Disclosure.
On July 27, 2026, the Company entered into Lease Agreements (collectively, the “AMD Leases”) with Advanced Micro Devices, Inc. (“AMD”) for an aggregate of 377 MW of critical IT capacity at the Company’s Pecos, TX; Muskogee, OK; and Hunt County, TX sites; and Lease Agreements (the “Neocloud Leases,” and collectively with the AMD Leases, the “Leases”) with a Neocloud (“Neocloud”), for 152 MW of critical IT capacity at the Company’s Auburn, AL and Dalton Phase 3, GA sites. Each of the Leases is for a fifteen year term with three five-year options. The AMD Leases provide AMD a reservation of capacity right to lease from the Company at certain times and under certain circumstances an additional 1,925 MWs of critical IT capacity through December 28, 2028.

In connection with the Neocloud Leases, each of the Company, Neocloud and AMD has entered into a Credit Support Agreement with respect to each Neocloud Lease: (i) establishing protections for AMD equipment held within the applicable Neocloud Lease premises, (ii) providing AMD the right, but not the obligation, to cure certain defaults of Neocloud under the applicable Neocloud Lease, and (iii) establishing AMD’s rights and obligations in the event of certain material defaults by a Neocloud with respect to the applicable Neocloud Lease. Each Credit Support Agreement will terminate automatically upon earliest to occur of the expiration of the applicable Neocloud Lease, specified circumstances relating to the insolvency or default of Neocloud, and 15 years from the effective date of the applicable Neocloud Lease. In addition, AMD may terminate the applicable Credit Support Agreement upon the Company’s breach of a material representation, subject to a specified cure period.

On July 28, 2026, the Company issued a press release announcing its entry into the Leases. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

Also on July 28, 2026, the Company released an investor presentation regarding the Leases. A copy of the investor presentation is attached hereto as Exhibit 99.2 and is incorporated into this Item 7.01 by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 and Exhibit 99.2, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act or the Exchange Act, whether made before, on or after the date hereof, regardless of any general incorporation language except as expressly set forth by specific reference in such filing.

Item 9.01    Financial Statement and Exhibits
(d) Exhibits:

Exhibit No.	Description

99.1	Press Release, dated July 28, 2026
99.2	Investor Presentation, dated July 28, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Scientific, Inc.

Dated: July 28, 2026

	By:	/s/ Todd M. DuChene
	Name:	Todd M. DuChene
	Title:	Chief Legal Officer and Chief Administrative Officer